EXHIBIT 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
eVENTURES GROUP, INC.

          This Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation of eVentures Group, Inc., a corporation originally incorporated under the name of Adina, Inc., on November 19, 1987. This Amended and Restated Certificate of Incorporation has been duly adopted pursuant to Sections 242 and 245 of the Delaware General Corporation Law.
          FIRST: The current name of this corporation is eVentures Group, Inc. (the “Corporation”).
          SECOND: The address of the Corporation’s registered office in the State of Delaware is 15 East North Street, in the City of Dover, County of Kent. The name of the registered agent in the State of Delaware at such address is United Corporate Services, Inc.
          THIRD: The purpose of the corporation is to engage, directly, or indirectly, in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as from time to time in effect.
          FOURTH: The aggregate number of shares which the Corporation shall have the authority to issue is 80,000,000 shares, consisting of (i) 75,000,000 shares of Common Stock, par value $0.00002 per share (the “Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, par value $0.00002 per share (the “Preferred Stock”).
          The following is a statement of the designations, preferences, limitations, and relative rights, including voting rights, in respect of the classes of stock of the Corporation and of the authority with respect thereto expressly vested in the Board of Directors of the Corporation:
COMMON STOCK
          A. Each share of Common Stock of the Corporation shall have identical rights and privileges in every respect. The holders of shares of Common Stock shall be entitled to vote upon all matters submitted to a vote of the stockholders of the Corporation and shall be entitled to one vote for each share of Common Stock held.
          B. Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive such dividends (payable in cash, stock, or otherwise) when, if and as may be declared thereon by the Board of Directors at any time and from time to time out of any funds of the Corporation legally advisable therefor.
PREFERRED STOCK
          C. The Board of Directors of the Corporation is hereby expressly authorized, subject to the limitations provided by law, to establish and designate series of the Preferred Sock, to fix the number of shares constituting each series, and to fix the designations and the preferences, limitations, and relative rights, including voting rights, of the shares of each series and the variations of the relative rights and preferences as between series, and to increase and to decrease the number of shares constituting each series, provided that the Board of Directors may not decrease the number of shares within a series to less than the number of shares within such series that are then issued. Each such series of Preferred Stock shall be designated so as to distinguish the shares thereof from the shares of all other series and classes. The relative powers, rights, preferences, and limitations may vary between and among series of Preferred Stock in any and all respects so long as all shares of the same series are identical in all respects, except that shares of any such series issued at different times may have different dates from which dividends thereon cumulate.
          The authority of the Board of Directors of the Corporation with respect to each series shall include, but shall not be limited to, the authority to determine the following:
          (a) The designation of such series;
          (b) The number of shares initially constituting such series;
          (c) The rate or rates and the times at which dividends on the shares of such series shall be paid, the periods in respect of which dividends are payable, the conditions upon such dividends, the relationship and preferences, if any, of such dividends to dividends payable on any other class or series of shares, whether or not such dividends shall be cumulative, partially cumulative, or noncumulative, if such dividends shall be cumulative or partially cumulative, the date or dates from and after which, and the amounts in which, they shall accumulate, whether such dividends shall be share dividends, cash or other dividends, or any combination thereof, and if such dividends shall include share dividends, whether such share dividends shall be payable in shares of the same or any other class or series of shares of the Corporation (whether now or hereafter authorized) or any combination thereof, and the other terms and conditions, if any, applicable to dividends on shares of such series;
          (d) Whether or not the shares of such series shall be redeemable or subject to repurchase at the option of the Corporation or the holder thereof or upon the happening of a specified event, if such shares shall be redeemable, the terms and conditions of such redemption, including not limited to the date or dates upon or after which such shares shall be redeemable, the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates, and whether such amount shall be payable in cash, property, or rights, including securities of the Corporation or another corporation;

          (e) The rights of the holders of shares of such series (which may vary depending upon the circumstances or nature of such liquidation, dissolution, or winding up) in the event of the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation and the relationship or preference, if any, of such rights to rights of holders of stock of any other class or series.
          (f) Whether or not the shares of such series shall have voting powers and, if such shares shall have such voting powers, the terms and conditions thereof, including, but not limited to, the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other classes or series of stock and the right to have more (or less) than one vote per share;
          (g) Whether or not a sinking fund shall be provided for the redemption of the shares of such series and, if such a sinking fund shall be provided, the terms and conditions thereof;
          (h) Whether or not a purchase fund shall be provided for the shares of such series and, if such a purchase fund shall be provided, the terms and conditions thereof;
          (i) Whether or not the shares of such series, at the option of either the Corporation or the holder or upon the happening of a specified event, shall be convertible into stock of any other class or series and, if such shares shall be so convertible, the terms and conditions of conversion, including, but not limited to, any provision for the adjustment of the conversion rate or the conversion price;
          (j) Whether or not the shares of such series, at the option of either the Corporation or the holder or upon the happening of a specified event, shall be exchangeable for securities, indebtedness, or property of the Corporation and, if such shares shall be so exchangeable, the terms and conditions of exchange, including, but not limited to, any provision for the adjustment of the exchange rate or the exchange price; and
          (k) Any other preferences, limitations, and relative rights as shall not be inconsistent with the provisions of this Article Four or the limitations provided by law.
          D. Except as otherwise required by law, in the Corporation’s Certificate of Incorporation, or in any resolution of the Board of Directors creating any series of Preferred Stock, the holders of shares of Preferred Stock and all series thereof who are entitled to vote shall vote together with the holders of shares of Common Stock, and not separately by class.
          FIFTH: The corporation is to have perpetual existence.
          SIXTH: Board of Directors.
          A. Classified Board. The Board shall be divided into three classes, as nearly equal in number as the then-authorized number of directors constituting the Board permits, with the term of office of one class expiring each year. Following approval of this Amended and

Restated Certificate of Incorporation, the stockholders shall elect one class of directors for a term expiring at the annual meeting of stockholders to be held in 2001, another class for a term expiring at the annual meeting of stockholders to be held in 2002, and another class for a term expiring at the annual meeting of stockholders to be held in 2003. Such initial election may be effected by a consent of stockholders in lieu of a meeting. Thereafter, each director shall serve for a term ending at the third annual meeting of stockholders of the Corporation following the annual meeting at which such director was elected. Members of each class shall hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.
          B. Vacancies. Newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or in which the vacancy occurred and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.
          SEVENTH: Director Nomination Procedure; Annual Meeting Business
          A. Director Nomination Procedure. Nominations for the election of directors may be made by the affirmative vote of a majority of the Board or a duly authorized committee thereof or by any holder of record of shares of capital stock of the Corporation entitled to vote generally for the election of directors; provided that any stockholder may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intention to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of stockholders, ninety (90) days prior to the date that is one year from the date of the immediately preceding meeting of stockholders and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the seventh day following the date on which notice of the meeting is first given to stockholders. For the purposes of this Section (A) of this Article VII, the date notice of a meeting is deemed to have been first given shall include, but not be limited to, the date on which disclosure of the date of the meeting is first made in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) (or the rules and regulations thereunder) of the Securities Exchange Act of 1934, as amended. Each such notice to the Secretary shall set forth the following information: (i) the name and address of record of the stockholder who intends to make the nomination, (ii) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote generally for the election of directors at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) the name, age, business and residential addresses and principal occupation or employment of each nominee, (iv) a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (v) such other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the rules and regulations of the Securities and Exchange Commission and (vi) the written consent of each proposed nominee to serve as a director of the Corporation if so elected. The Corporation may require the proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if such officer should so determine, such officer shall so declare to the meeting and the defective nomination shall be disregarded.
          Section B. Annual Meeting Business. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the meeting by or at the direction of the Board or (iii) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be received at the principal executive offices of the Corporation (i) not less than ninety (90) days in advance of a meeting if such meeting is to be held on or after the anniversary of the previous year’s annual meeting, and (ii) with respect to any other annual meeting of stockholders, on or before the close of business on the 15th day following the date (or the first date, if there be more than one) of public disclosure of the date of such meeting. For the purposes of this Section (B) of this Article VII, the date of public disclosure of a meeting shall include, but not be limited to, the date on which disclosure of the date of the meeting is first made in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) (or the rules and regulations thereunder) of the Securities Exchange Act of 1934, as amended. A stockholder’s notice to the Secretary of the Corporation shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name, age and business and residential addresses, as they appear on the Corporation’s records, of the stockholder proposing such business, (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder and (iv) any material interest of the stockholder in such business. Notwithstanding anything in the Bylaws of the Corporation to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth herein. The Chairman of the annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions hereof, and if the Chairman should so determine, the Chairman shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.
          EIGHTH: The Board of Directors may make, alter or repeal the Bylaws of the Corporation.
          NINTH: Special meetings of stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chairman of the Board or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies, and such special meeting may not be called by any other person or persons.
          TENTH: To the fullest extent permitted by the General Corporation Law of Delaware, as the same may be amended from time to time, the Corporation shall indemnify any and all of its directors, officers, employees or agents of the Corporation or former directors and officers, or any person who is or was serving at the Corporation’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability.
          No amendment nor repeal of this Article, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
          ELEVENTH: To the fullest extent permitted by the General Corporation Law of Delaware, as the same may be amended from time to time, a director or former director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No repeal, amendment or modification of this Article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director or former director of the corporation prior to such repeal, amendment or modification.
          TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          IN WITNESS WHEREOF, the corporation has caused this Amended and Restated Certificate to by duly executed this 4th day of April, 2000.

/s/ Stuart J. Chasanoff

By:	Stuart J. Chasanoff
Its:	Senior Vice President,
Corporate Development and Legal Affairs